Exhibit 4.2

VELODYNE LIDAR, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

October 25, 2019

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SCHEDULE A	Schedule of Investors
SCHEDULE B	Schedule of Common Holders

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AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (the“Agreement”) is made as of October 25, 2019, by and among VELODYNE LIDAR, INC., a Delaware corporation (the “Company”), the investors listed on Schedule A hereto, each of which is herein referred to as an “Investor” and collectively as the “Investors”, and the holders of Common Stock (as defined below) listed on Schedule B hereto, each of which is herein referred to as a “Common Holder” and collectively as the “Common Holders”.

RECITALS

WHEREAS, the Company, the Common Holders and certain Investors have previously entered into that certain Amended and Restated Investors’ Rights Agreement, dated as of September 4, 2018 (the “Prior Agreement”) and desire to amend and restate the Prior Agreement and to accept the rights created pursuant hereto in lieu of the rights created under the Prior Agreement.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.         Definitions. For purposes of this Agreement:

(a)        The term “Act” means the Securities Act of 1933, as amended.

(b)        The term “Affiliate” means, with respect to any Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including, without limitation, any general partner, officer, director or manager of such Person and any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or is under common investment management with, such Person.

(c)        The term “Board” means the Company’s Board of Directors, as constituted from time to time.

(d)        The term “Common Stock” means the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”).

(e)        The term “Form S-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(f)        The term “Free Writing Prospectus” means a free-writing prospectus, as defined in Rule 405.

(g)        The term “Holder” means any Person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 2.10 of this

Agreement; provided, however, that the Common Holders shall not be deemed to be Holders for purposes of Sections 2.1, 2.3, 2.11, 3.6 and 4.7.

(h)        The term “Initial Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock under the Act.

(i)         The term “1934 Act” means the Securities Exchange Act of 1934, as amended.

(j)         The term “Person” shall mean any individual, corporation, partnership, trust, limited liability company, association or other entity

(k)        The term “Preferred Stock” shall mean the Series A Preferred Stock, the Series B Preferred Stock and the Series B-1 Preferred Stock.

(l)         The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

(m)       The term “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock, (ii) the shares of Common Stock issued to the Common Holders; provided, however, that such shares of Common Stock shall not be deemed Registrable Securities for the purposes of Sections 2.1, 2.3, 2.11, 3.1, 3.2, 3.6 and 4.7 and (iii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i) and (ii) above, excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which his rights under Section 2 of this Agreement are not assigned. In addition, the number of shares of Registrable Securities outstanding shall equal the aggregate of the number of shares of Common Stock outstanding that are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities that are, Registrable Securities.

(n)        The term “Restated Certificate” shall mean the Company’s Restated Certificate of Incorporation, as amended and/or restated from time to time.

(o)        The term “Rule 144” shall mean Rule 144 under the Act.

(p)        The term “Rule 144(b)(1)(i)” shall mean subsection (b)(1)(i) of Rule 144 under the Act as it applies to Persons who have held shares for more than one (1) year.

(q)        The term “Rule 405” shall mean Rule 405 under the Act.

(r)        The term “SEC” shall mean the Securities and Exchange Commission.

(s)        The term “Series A Preferred Stock” shall mean the Company’s Series A Preferred Stock, par value $0.0001 per share.

(t)         The term “Series B Preferred Stock” shall mean the Company’s Series B Preferred Stock, par value $0.0001 per share.

(u)        The term “Series B-1 Preferred Stock” shall mean the Company’s Series B-1 Preferred Stock, par value $0.0001 per share.

(v)        The term “Series B-1 Agreement” shall mean that certain Preferred Stock Purchase Agreement, dated as of the date hereof, by and between the Company and certain of the Investors.

2.         Registration Rights.  The Company covenants and agrees as follows:

2.1       Request for Registration.

(a)        Subject to the conditions of this Section 2.1, if the Company shall receive at any time after the earlier of (i) September 4, 2023 or (ii) six (6) months after the effective date of the Initial Offering, a written request from the Holders of fifty percent (50%) or more of the Registrable Securities then outstanding (for purposes of this Section 2.1, the “Initiating Holders”) that the Company file a registration statement under the Act covering the registration of Registrable Securities with an anticipated aggregate offering price of at least $50,000,000, then the Company shall, within twenty (20) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 2.1, use its commercially reasonable efforts to effect, as soon as practicable, the registration under the Act of all Registrable Securities that the Holders request to be registered in a written request received by the Company within twenty (20) days of the mailing of the Company’s notice pursuant to this Section 2.1(a).

(b)        If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.1, and the Company shall include such information in the written notice referred to in Section 2.1(a).  In such event the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company (which underwriter or underwriters shall be reasonably acceptable to those Initiating Holders holding a majority of the Registrable Securities then held by all Initiating Holders). Notwithstanding any other provision of this Section 2.1, if the underwriter advises the Company that marketing factors require a limitation on the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities pro rata based on the number of Registrable Securities held by all such Holders (including the Initiating Holders).  In no event shall any Registrable Securities be excluded from such underwriting unless all other securities are first excluded. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c)        Notwithstanding the foregoing, the Company shall not be required to effect a registration pursuant to this Section 2.1:

(i)         in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Act; or

(ii)       after the Company has effected two (2) registrations pursuant to this Section 2.1, and such registrations have been declared or ordered effective; or

(iii)      during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of and ending on a date one hundred eighty (180) days following the effective date of a Company-initiated registration subject to Section 2.2 below, provided that the Company is actively employing in good faith its commercially reasonable efforts to cause such registration statement to become effective; or

(iv)       if the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form S-3 pursuant to Section 2.3 hereof; or

(v)        if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.1 a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board of Directors stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided that such right shall be exercised by the Company not more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for the account of itself or any other stockholder during such ninety (90) day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered).

2.2       Company Registration.

(a)        If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities (other than (i) a registration relating to a demand pursuant to Section 2.1 of this Agreement or (ii) a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration.  Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 4.5 of this Agreement, the Company shall, subject to the provisions of Section 2.2(c) of this Agreement, use its commercially reasonable efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder requests to be registered.

(b)        Right to Terminate Registration.  The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.  The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.6 hereof.

(c)        Underwriting Requirements.  In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under this Section 2.2 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by the Company (or by other Persons entitled to select the underwriters) and enter into an underwriting agreement in customary form with such underwriters, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company.  If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters determine in their sole discretion will not jeopardize the success of the offering.  In the event that the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be apportioned pro rata among the selling Holders based on the number of Registrable Securities held by all selling Holders or in such other proportions as shall mutually be agreed to by all such selling Holders.  Notwithstanding the foregoing, in no event shall (i) any Registrable Securities be excluded from such offering unless all other stockholders’ securities have been first excluded from the offering or (ii) the amount of securities of the selling Holders included in the offering be reduced below thirty percent (30%) of the total amount of securities included in such offering, unless such offering is the Initial Offering, in which case the selling Holders may be excluded if the underwriters make the determination described above and no other stockholder’s securities are included in such offering. For purposes of the preceding sentence concerning apportionment, for any selling stockholder that is a Holder of Registrable Securities and that is a venture capital fund, partnership or corporation, the affiliated venture capital funds, partners, members, retired partners and stockholders of such Holder, or the estates and family members of any such partners, members and retired partners and any trusts for the benefit of any of the foregoing Persons shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.

2.3       Form S-3 Registration.  In case the Company shall receive from the Holders of at least thirty percent (30%) of the Registrable Securities (for purposes of this Section 2.3, the “S-3 Initiating Holders”) a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company shall:

(a)        promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b)        use its commercially reasonable efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 2.3:

(i)         if Form S-3 is not available for such offering by the Holders;

(ii)       if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $10,000,000;

(iii)      if the Company shall furnish to all Holders requesting a registration statement pursuant to this Section 2.3 a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board of Directors stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the S-3 Initiating Holders; provided that such right shall be exercised by the Company not more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for the account of itself or any other stockholder during such ninety (90) day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered);

(iv)       if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 pursuant to this Section 2.3;

(v)        in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance;

(vi)       if the Company, within thirty (30) days of receipt of the request of such S-3 Initiating Holders, gives notice of its bona fide intention to effect the filing of a registration statement with the SEC within one hundred twenty (120) days of receipt of such request (other than a registration effected solely to qualify an employee benefit plan or to effect a business combination pursuant to Rule 145), provided that the Company is actively employing in good faith its commercially reasonable efforts to cause such registration statement to become effective; or

(vii)     during the period starting with the date thirty (30) days prior to the Company’s good faith estimate of the date of the filing of and ending on a date ninety (90) days following the effective date of a Company-initiated registration subject to Section 2.2 of this Agreement, provided that the Company is actively employing in good faith its commercially reasonable efforts to cause such registration statement to become effective.

(c)        If the S-3 Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.3 and the Company shall include such information in the written notice referred to in Section 2.3(a). The provisions of Section 2.1(b) of this Agreement shall be applicable to such request (with the substitution of Section 2.3 for references to Section 2.1).

(d)        Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the S-3 Initiating Holders.  Registrations effected pursuant to this Section 2.3 shall not be counted as requests for registration effected pursuant to Section 2.1 of this Agreement.

2.4       Obligations of the Company.  Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)        prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the Registration Statement has been completed;

(b)        prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;

(c)        furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus and any Free Writing Prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d)        use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or “Blue Sky” laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e)        in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

(f)        notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus or Free Writing Prospectus (to the extent prepared by or on behalf of the Company) relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and, at the request of any such Holder, the Company will, as soon as reasonably practicable, file and furnish to all such Holders a supplement or amendment to such prospectus or Free Writing Prospectus (to the extent prepared by or on behalf of the Company) so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in light of the circumstances under which they were made;

(g)        cause all such Registrable Securities registered pursuant to this Section 2 to be listed on a national exchange or trading system and on each securities exchange and trading system on which similar securities issued by the Company are then listed; and

(h)        provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

Notwithstanding the provisions of this Section 2, the Company shall be entitled to postpone or suspend, for a reasonable period of time, the filing, effectiveness or use of, or trading under, any registration statement if the Company shall determine that any such filing or the sale of any securities pursuant to such registration statement would in the good faith judgment of the Board:

(i)         materially impede, delay or interfere with any material pending or proposed financing, acquisition, corporate reorganization or other similar transaction involving the Company for which the Board has authorized negotiations;

(ii)       materially and adversely impair the consummation of any pending or proposed material offering or sale of any class of securities by the Company; or

(iii)      require disclosure of material nonpublic information that, if disclosed at such time, would be materially harmful to the interests of the Company and its stockholders; provided, however, that during any such period all executive officers and directors of the Company are also prohibited from selling securities of the Company (or any security of any of the Company’s subsidiaries or affiliates).

In the event of the suspension of effectiveness of any registration statement pursuant to this Section 2.4, the applicable time period during which such registration statement is to remain effective shall be extended by that number of days equal to the number of days the effectiveness of such registration statement was suspended.

2.5       Information from Holder.  It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6       Expenses of Registration.  All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Sections 2.1, 2.2 and 2.3 of this Agreement, including, without limitation, all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of two counsel for the selling Holders (in each case, not to exceed $50,000 individually or $100,000 in the aggregate) shall be borne by the Company. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 or Section 2.3 of this Agreement if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration) unless, in the case of a registration requested under Section 2.1 of this Agreement, the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 2.1 of this Agreement; provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Sections 2.1 and 2.3 of this Agreement.

2.7       Delay of Registration.  No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8       Indemnification.  In the event any Registrable Securities are included in a registration statement under this Section 2:

(a)        To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, officers, directors, affiliates and stockholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Act) for such Holder and each Person, if any, who controls or is under common control with such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages, or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a “Violation”):  (i) any untrue or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus, final prospectus, or Free Writing Prospectus contained therein or any amendments or supplements thereto, any issuer information (as defined in Rule 433 of the Act) filed or required to be filed pursuant to Rule 433(d) under the Act or any other document incident to such registration prepared by or on behalf of the Company or used or referred to by the Company, (ii) the omission or alleged omission of a material fact required to be stated in such registration statement, or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, and the Company will reimburse each such Holder, officer, director, partner, member, affiliate, underwriter, controlling Person or other aforementioned Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage,  liability, action or proceeding as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, action or proceeding if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, action or proceeding to the extent that it arises out of or is based upon a Violation that occurs in reliance upon, and in conformity with, written information furnished expressly for use in connection with such registration by any such Holder, officer, director, partner, member, affiliate, underwriter, controlling Person or other aforementioned Person.

(b)        To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each Person, if any, who controls the Company within the meaning of the Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling Person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing Persons may become subject, under the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any Person intended to be indemnified pursuant to this Section 2.8(b) for any legal or other expenses reasonably incurred by such Person in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, action or proceeding if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), and provided that in no event shall any indemnity under this Section 2.8(b) exceed the net proceeds from the offering received by such Holder.

(c)        Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action or proceeding (including any governmental action or proceeding) for which a party may be entitled to indemnification, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one (1) separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action or proceeding, if prejudicial to its ability to defend such action or proceeding, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8 to the extent of such prejudice, but the omission to so deliver written notice to the indemnifying party will not relieve such indemnifying party of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d)        If the indemnification provided for in this Section 2.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations; provided, however, that (i) no contribution by any Holder, when combined with any amounts paid by such Holder pursuant to Section 2.8(b), shall exceed the net proceeds from the offering received by such Holder and (ii) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.8(b), exceed the proceeds from the offering received by such Holder (net of any expenses paid by such Holder). The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e)        Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f)        The obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 2 and otherwise.

2.9       Reports Under the 1934 Act.  With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a)        make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the effective date of the Initial Offering;

(b)        file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

(c)        furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company and (iii) such other information as may be reasonably requested to avail any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

2.10     Assignment of Registration Rights.  The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities that (a) is an Affiliate, subsidiary, parent, partner, limited partner, retired partner, member or stockholder of a Holder, (b) is a Holder’s family member or trust for the benefit of an individual Holder or any of such Holder’s family members, or (c) after such assignment or transfer, holds at least 250,000 shares of the Registrable Securities (appropriately adjusted for any stock split, dividend, combination or other recapitalization), provided:  (i) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including, without limitation, the provisions of Section 2.12 of this Agreement; and (iii) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.

2.11     Limitations on Subsequent Registration Rights.  From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders holding a majority of the Registrable Securities then held by all Holders, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include any of such securities in any registration filed under Section 2.1, Section 2.2 or Section 2.3 of this Agreement, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included or (b) to demand registration of their securities.

2.12     “Market Stand-Off” Agreement.

(a)        Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Initial Offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are then owned by the Holder or are thereafter acquired) held immediately prior to the effectiveness of the Registration Statement for such offering, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise. The foregoing provisions of this Section 2.12 shall apply only to the Initial Offering, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Holders if all officers, directors and greater than one percent (1%) stockholders of the Company enter into similar agreements. The underwriters in connection with the Initial Offering are intended third-party beneficiaries of this Section 2.12 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.  Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in the Initial Offering that are consistent with this Section 2.12 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply to all Holders subject to such agreements pro rata based on the number of shares subject to such agreements.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other Person subject to the foregoing restriction) until the end of such period.  Notwithstanding the foregoing, if (i) during the last seventeen (17) days of the one hundred eighty (180)-day restricted period, the Company issues an earnings release or material news or a material event relating to the Company occurs; or (ii) prior to the expiration of the one hundred eighty (180)-day restricted period, the Company announces that it will release earnings results during the sixteen (16)-day period beginning on the last day of the one hundred eighty (180)-day period, the restrictions imposed by this Section 2.12 shall continue to apply until the expiration of the eighteen (18)-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

(b)        Each Holder agrees that a legend reading substantially as follows shall be placed on all certificates representing all Registrable Securities of each Holder (and the shares or securities of every other Person subject to the restriction contained in this Section 2.12):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD AFTER THE EFFECTIVE DATE OF THE ISSUER’S REGISTRATION STATEMENT FILED UNDER THE ACT, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER’S PRINCIPAL OFFICE.  SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.

2.13     Termination of Registration Rights.  No Holder shall be entitled to exercise any right provided for in this Section 2: (a) after five (5) years following the consummation of the Initial Offering, (b) as to any Holder, such earlier time after the Initial Offering at which such Holder (i) can sell all shares held by it in compliance with Rule 144(b)(1)(i) or (ii) holds one percent (1%) or less of the Company’s outstanding Common Stock and all Registrable Securities held by such Holder (together with any Affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any three (3) month period without registration in compliance with Rule 144 or (c) after the consummation of a Liquidation Event, as that term is defined in the Restated Certificate.

3.         Covenants of the Company.

3.1       Delivery of Financial Statements.

(a)        The Company shall, upon request, deliver to each Investor (or transferee of an Investor) that holds at least 1,000,000 shares of Series A Preferred Stock, 275,000 shares of Series B Preferred Stock or 687,720 shares of Series B-1 Preferred Stock (each appropriately adjusted for any stock split, dividend, combination or other recapitalization) (a “Major Investor”):

(i)         as soon as practicable, but in any event within (A) ninety (90) days after the end of each fiscal year of the Company, an unaudited income statement for such fiscal year, an unaudited balance sheet of the Company and statement of stockholders’

equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except that such financial statements may (A) be subject to normal year-end audit adjustments and (B) not contain all notes thereto that may be required in accordance with GAAP), together with comparison of such financial statements to a Board-approved budget, and (B) one hundred and eighty (180) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholders’ equity as of the end of such year, and a statement of cash flows for such year (such year-end financial reports to be in reasonable detail, prepared in accordance with GAAP, and audited and certified by independent public accountants of internationally recognized standing selected by the Board), together with comparison of such financial statements to a Board-approved budget; provided, however, if the Company becomes a “significant subsidiary” of a Major Investor under Rule 3-09 of SEC Regulation S-X, such audited financial statements shall be provided within ninety (90) days after the end of each fiscal year of the Company, and audited under U.S. Generally Accepted Accounting Standards;

(ii)       as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited income statement and statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (A) be subject to normal year-end audit adjustments and (B) not contain all notes thereto that may be required in accordance with GAAP), together with comparison of such financial statements to a Board-approved budget;

(iii)      within ten (10) business days of the end of each month, a report of earnings for such month on a pre-tax and an after-tax basis; provided however, that if profit or loss exceeds $3,000,000 for a single month within two quarters, the Company will work with each Major Investor to provide sufficient information to satisfy such Major Investor’s financial reporting requirements, if any;

(iv)       as soon as practicable, but in any event by June 1 of each fiscal year and updated by November 1 of each fiscal year, a business plan for the next five fiscal years, with the first year of the plan by quarters, including balance sheets, income statements and statements of cash flows for such periods and, as soon as prepared, any other business plans or revised business plans prepared by the Company;

(v)        as soon as practicable, but in any event within 70 days after the end of each of the first three (3) quarters of each fiscal year, and within 30 days after the end of each fiscal year of the Company, a capitalization table showing the fully-diluted capitalization of the Company and each holder of securities of the Company; as soon as practicable, but in any event within 30 days after the end of each fiscal year, a list of all off-balance sheet arrangements, as such arrangements are defined in Item 303 of Regulation S-K promulgated under the Securities Act of 1933, as amended;

(vi)       as soon as practicable, but in any event within 12 months after the end of each fiscal year, the Company shall provide Baidu a copy of the Company’s annual tax filings; and

(vii)     such other information relating to the financial condition, business or corporate affairs of the Company as any Major Investor may from time to time reasonably request; provided, however, that the Company shall not be obligated under this subsection (vi) or any other subsection of Section 3.1 to provide information that could, upon the advice of the Company’s outside corporate counsel, (A) adversely affect the attorney client privilege between the Company and its counsel, (B) breach an obligation of confidentiality owed by the Company to a third party, or (C) result in the disclosure of Company trade secrets.

(b)        If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

(c)        Notwithstanding anything else in this Section 3.1 to the contrary, (i) the Company may cease providing the information set forth in this Section 3.1 during the period starting with the date thirty (30) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 3.1 shall remain effective if a Major Investor is required to include such financial information in its SEC filings in order to comply with SEC rules and regulations and, in any other case, otherwise be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective; and (ii) the delivery of financial information in this Section 3.1 shall be adjusted, as necessary, in each case, to permit any Major Investor to comply with any applicable laws, SEC rules and regulations, listing requirements of a securities exchange and any accounting rules (including GAAP).

3.2       Inspection.  The Company shall permit each Major Investor, at such Major Investor’s expense, to visit and inspect the properties of the Company, to examine its books of account and records and to discuss the affairs, finances and accounts of the Company with the officers of the Company, all at such reasonable times as may be requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 3.2 to provide access to any information that could, upon the advice of the Company’s outside corporate counsel, (A) adversely affect the attorney client privilege between the Company and its counsel, or (B) breach an obligation of confidentiality owed by the Company to a third party.

3.3       Observer Rights.

(a)        As long as Baidu (Hong Kong) Limited and/or its Affiliates (“Baidu”) owns at least twenty-five (25)% of the shares of Series A Preferred Stock (or an equivalent amount of Common Stock issued upon conversion thereof) purchased by Baidu pursuant to that certain Preferred Stock Purchase Agreement, dated as of August 1, 2016, by and between the Company and the parties thereto (the “Series A Agreement”) (as adjusted for stock splits, stock dividends, combinations, recapitalizations or the like), the Company shall invite a representative of Baidu, who shall initially be Helen Pan, to attend all meetings of its Board in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold all information so provided in confidence subject to the confidentiality provision set forth in Section 3.6 of this Agreement. Notwithstanding the foregoing, the Board reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could, upon the advice of the Company’s outside corporate counsel, (i) adversely affect the attorney client privilege between the Company and its counsel, or (ii) breach an obligation of confidentiality owed by the Company to a third party. Any observer shall be required to enter into a confidentiality agreement containing substantially similar terms as those set forth in Section 3.6 of this Agreement with the Company prior to the exercise of the rights contained in this Section 3.3(a).

(b)        As long as Ford Motor Company and its Affiliates (“Ford”) owns at least twenty-five (25)% of the shares of Series A Preferred Stock (or an equivalent amount of Common Stock issued upon conversion thereof) purchased by Ford pursuant to the Series A Agreement (as adjusted for stock splits, stock dividends, combinations, recapitalizations or the like), the Company shall invite a representative of Ford, who shall not be an employee or a consultant of or otherwise affiliated with any Investor Competitor (as defined below), who shall initially be Colm Boran, to attend all meetings of its Board in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold all information so provided in confidence subject to the confidentiality provision set forth in Section 3.6 of this Agreement. Notwithstanding the foregoing, the Board reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could, upon the advice of the Company’s outside corporate counsel, (i) adversely affect the attorney client privilege between the Company and its counsel, or (ii) breach an obligation of confidentiality owed by the Company to a third party. Any observer shall be required to enter into a confidentiality agreement containing substantially similar terms as those set forth in Section 3.6 of this Agreement with the Company prior to the exercise of the rights contained in this Section 3.3(b).

(c)        As long as Nikon Corporation and/or its Affiliates (“Nikon”) owns at least twenty-five (25)% of the shares of Series B Preferred Stock (or an equivalent amount of Common Stock issued upon conversion thereof) purchased by Nikon pursuant to the Prior Series B Purchase Agreement (as adjusted for stock splits, stock dividends, combinations, recapitalizations or the like), the Company shall invite a representative of Nikon, who shall not be an employee or a consultant of or otherwise affiliated with any Investor Competitor (as defined below), and who shall initially not be designated, to attend all meetings of its Board in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold all information so provided in confidence subject to the confidentiality provision set forth in Section 3.6 of this Agreement. Notwithstanding the foregoing, the Board reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could, upon the advice of the Company’s outside corporate counsel, (i) adversely affect the attorney client privilege between the Company and its counsel, or (ii) breach an obligation of confidentiality owed by the Company to a third party. Any observer shall be required to enter into a confidentiality agreement containing substantially similar terms as those set forth in Section 3.6 of this Agreement with the Company prior to the exercise of the rights contained in this Section 3.3(c).

(d)        As long as Hyundai Mobis Co., Ltd. and/or its Affiliates (“Hyundai”) owns at least twenty-five (25)% of the shares of Series B-1 Preferred Stock (or an equivalent amount of Common Stock issued upon conversion thereof) purchased by Hyundai pursuant to the Series B-1 Agreement (as adjusted for stock splits, stock dividends, combinations, recapitalizations or the like), the Company shall invite a representative of Hyundai, who shall not be an employee or a consultant of or otherwise affiliated with any Investor Competitor (as defined below), and who shall initially not be designated, to attend all meetings of its Board in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold all information so provided in confidence subject to the confidentiality provision set forth in Section 3.6 of this Agreement. Notwithstanding the foregoing, the Board reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could, upon the advice of the Company’s outside corporate counsel, (i) adversely affect the attorney client privilege between the Company and its counsel, or (ii) breach an obligation of confidentiality owed by the Company to a third party. Any observer shall be required to enter into a confidentiality agreement containing substantially similar terms as those set forth in Section 3.6 of this Agreement with the Company prior to the exercise of the rights contained in this Section 3.3(d).

3.4       Termination of Certain Covenants.  The covenants set forth in Sections 3.1, 3.2, and 3.3 shall terminate and be of no further force or effect upon the earlier to occur of (a) the consummation of a Qualified Public Offering, as such term is defined in the Restated Certificate, (b) when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act, whichever event shall first occur and (c) the consummation of a Liquidation Event, as that term is defined in the Restated Certificate.

3.5       Right of First Offer.  Subject to the terms and conditions specified in this Section 3.5, the Company hereby grants to each Major Investor a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). For purposes of this Section 3.5, the term “Major Investor” includes any general partners and Affiliates of a Major Investor. A Major Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its partners and Affiliates in such proportions as it deems appropriate.

Each time the Company proposes to offer any shares of, or securities convertible into or exchangeable or exercisable for any shares of, its capital stock (“Shares”), the Company shall first make an offering of such Shares to each Major Investor in accordance with the following provisions:

(a)        The Company shall deliver a notice in accordance with Section 4.5 (“Notice”) to the Major Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered and (iii) the price and terms upon which it proposes to offer such Shares.

(b)        By written notification received by the Company within twenty (20) calendar days after the giving of Notice, each Major Investor may elect to purchase, at the price and on the terms specified in the Notice, up to that portion of such Shares that equals the proportion that the number of shares of Registrable Securities issued and held by such Major Investor (assuming full conversion and exercise of all convertible and exercisable securities then outstanding) bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion and exercise of all convertible and exercisable securities then outstanding).  At the expiration of such twenty (20) calendar day period, the Company shall promptly, in writing, notify each Major Investor that elects to purchase all the shares available to it (a “Fully-Exercising Investor”) of any other Major Investor’s failure to do likewise.  During the ten (10) calendar day period commencing after the Company has given such notice to the Fully-Exercising Investors, each Fully-Exercising Investor may elect to purchase that portion of the Shares for which Major Investors were entitled to subscribe, but which were not subscribed for by the Major Investors, that is equal to the proportion that the number of shares of Registrable Securities (assuming full conversion and exercise of all convertible and exercisable securities then outstanding) issued and held by such Fully-Exercising Investor bears to the total number of shares of Common Stock of the Company then outstanding  (assuming full conversion and exercise of all convertible and exercisable securities then outstanding) held by all Fully-Exercising Investors who wish to purchase the unsubscribed shares.

(c)        If all Shares that Major Investors are entitled to obtain pursuant to Section 3.5(b) of this Agreement are not elected to be obtained as provided in Section 3.5(b) of this Agreement, the Company may, during the ninety (90) day period following the expiration of the period provided in Section 3.5(b) of this Agreement, offer the remaining unsubscribed portion of such Shares to any Person or Persons at a price not less than that, and upon terms no more favorable to the offeree than those, specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within sixty (60) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Major Investors in accordance herewith.

(d)        The right of first offer in this Section 3.5 shall not be applicable to the issuance of the Exempted Securities (as such term is defined in the Restated Certificate) and the issuance and sale of Series B-1 Preferred Stock pursuant to the Series B-1 Agreement.  In addition to the foregoing, the right of first offer in this Section 3.5 shall not be applicable with respect to any Major Investor in any subsequent offering of Shares if (i) at the time of such offering, the Major Investor is not an “accredited investor,” as that term is then defined in Rule 501(a) of the Act and (ii) such offering of Shares is otherwise being offered only to accredited investors.

(e)        The rights provided in this Section 3.5 may not be assigned or transferred by any Major Investor except to (i) an Affiliate of such Major Investor or (ii) to a transferee or assignee who holds after such transfer at least 300,000 shares of Registrable Securities (subject to appropriate adjustments for any stock split, dividend, combination or other recapitalization).

(f)        The covenants set forth in this Section 3.5 shall terminate and be of no further force or effect upon the consummation of (i) a Qualified Public Offering or (ii) a Liquidation Event, in each case, as such term is defined in the Restated Certificate.

3.6       Confidentiality.  Each Investor agrees, severally and not jointly, to use the same degree of care as such Investor uses to protect its own confidential information for any information obtained pursuant to this Agreement or otherwise as a stockholder of the Company which the Company identifies in writing as being proprietary or confidential and such Investor acknowledges that it will not, unless otherwise required by law or the rules of any national securities exchange, association or marketplace, disclose such information without the prior written consent of the Company except such information that (a) was in the public domain prior to the time it was furnished to such Investor, (b) is or becomes (through no willful improper action or inaction by such Investor) generally available to the public, (c) was in its possession or known by such Investor without restriction prior to receipt from the Company, (d) was rightfully disclosed to such Investor by a third party without restriction or (e) was independently developed without any use of the Company’s confidential information; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any existing Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, but only if such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iii) as may otherwise be required by laws or regulations if the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

3.7       Employee Agreements.  The Company hereby covenants that it shall require each new officer and employee of the Company and its subsidiaries to enter into and execute a proprietary information and inventions agreement in the standard form used by the Company, and that it shall require each new consultant of the Company and its subsidiaries to enter into and execute an agreement containing similar terms. Unless approved by the Board, all future employees of the Company who shall purchase, or receive options to purchase, shares of Common Stock following the date hereof shall be required to execute stock purchase or option agreements providing for (a) vesting of shares over a four (4) year period with the first twenty five percent (25%) of such shares vesting following twelve (12) months of continued employment or services, and the remaining shares vesting in equal monthly installments over the following thirty six (36) months thereafter and (b) a one hundred and eighty (180)-day lockup period (plus an additional period of up to eighteen (18) days) in connection with the Initial Offering.  The Company shall retain a right of first refusal on transfers until the Initial Offering and the right to repurchase unvested shares at cost.

3.8       Right of Notice.  Upon the receipt of any bona fide third party offer to consummate a single or a series of related transactions that would constitute a Liquidation Event (as such term is defined in the Restated Certificate), the Company shall provide each of Baidu,

Ford, Nikon and Hyundai with a written notice of such offer as soon as reasonably practicable.  Such written notice shall not include the identity of the third party making such offer or any of the terms of such offer.  For a period of fifteen (15) business days after the delivery of such written notice, the Company shall not enter into any binding agreement, letter of intent or term sheet relating to such transaction or series of related transactions. The rights described in this Section 3.8 shall terminate and be of no further force or effect upon (a) the consummation of the sale of the Company’s securities pursuant to a registration statement filed by the Company under the Act in connection with a firm-commitment underwritten offering of its securities to the public or (b) the consummation of a Liquidation Event (as defined in the Restated Certificate).

3.9       Protection of Investor Rights.  The Company shall not grant rights to any other purchasers of Series B Preferred Stock that are more favorable than the rights that have been granted to Nikon and Baidu under that certain Series B Preferred Stock Purchase Agreement by and between the Company and the other parties thereto dated September 4, 2018 (the “Prior Series B Purchase Agreement”) or the Ancillary Agreements (as defined in the Prior Series B Purchase Agreement). The Company shall not grant rights to any other purchasers of Series B-1 Preferred Stock that are more favorable than the rights that have been granted to Hyundai under the Series B-1 Agreement; provided, however, that the Company may grant observer seats to other purchasers of Series B-1 Preferred Stock. For the avoidance of doubt, this Section 3.9 shall not apply to any commercial rights related to the purchase and sale of the Company’s products or services.

3.10     Board Matters.  The Board shall meet at least quarterly in accordance with an agreed-upon schedule.  The Company shall reimburse the nonemployee directors and the board observers for all reasonable out-of-pocket travel expenses incurred (consistent with the Company’s travel policy) in connection with attending meetings of the Board (or any of its committees).

3.11     Founder Matters.  David S. Hall (the “Founder”), for so long as Founder is an employee of the Company and provided that it does not interfere with the performance of the Founder’s functions as the Company’s Chief Executive Officer and other obligations as may be delegated from time to time by the Board, may allocate time to support Velodyne Acoustics, LLC (“Acoustics”), consistent with such Founder’s past practice in supporting Acoustics; provided, for clarity, that if Founder ceases to serve as an employee of the Company, then Founder’s obligations pursuant to this Section 3.11 shall terminate.

3.12     Investor Provisions.

(a)        Each party hereto hereby agrees, for the benefit of each of Baidu, Ford, Nikon and Hyundai, that such party shall hold, and shall use its reasonable best efforts to cause its representatives (including its legal and financial advisors) to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of applicable law or permitted to disclose with such applicable party’s prior written consent, all confidential documents and information concerning Baidu, Ford, Nikon or Hyundai and their affiliates and the transactions contemplated by the Prior Series B Purchase Agreement or Series B-1 Agreement, respectively, including the identity of Baidu, Ford, Nikon and Hyundai and the existence and terms of each of the respective Ancillary Agreements (as defined in each of the

Prior Series B Purchase Agreement or the Series B-1 Agreement, respectively), except to the extent that such information is (a) in the public domain through no fault of such party and its affiliates, in each case not in violation of this Agreement or another contractual or fiduciary obligation, (b) later lawfully acquired by such party from sources other than those related to the Ancillary Agreements and not subject to a confidentiality obligation in respect of such information, (c) is made to legal or financial advisors of such party, provided that such advisors are bound by confidentiality obligations with respect to such information, or (d) the disclosure thereof is approved by Baidu, Ford, Nikon and Hyundai. Notwithstanding the foregoing, the Company and Hyundai will be permitted to issue a press release (the “Press Release”) announcing the closing of the purchase and sale of Series B-1 Preferred Stock pursuant to the Series B-1  (the “Series B-1 Financing”), provided that the Press Release must be approved in advance of any release by each of the Company and Hyundai, and thereafter the parties hereto shall be permitted to disclose information consistent with (and not expansive to) the information disclosed in the Press Release without needing further consent from any other party hereto.

(b)        Notwithstanding anything to the contrary in Section 3.12(a) hereof, such covenant regarding confidentiality and restrictions on disclosure of certain information shall not apply to the Company with respect to the disclosure of any information, including, with respect to the Series B-1 Financing and the related transactions thereto, (A) the total dollar amount of Series B-1 Preferred Stock sold, (B) the Company’s pre-investment and postinvestment valuation, and (C) the identity of the participating investors, to (i) potential future financial investors, financial institutions providing or offering to provide the Company with debt facilities, letters of credit, or similar services, or any underwriter in connection with an underwritten public offering or (ii) potential future strategic investors or potential future acquirers, provided that each such strategic investor or acquirer has entered into a non-disclosure agreement with the Company prior to the disclosure of any such information that is not otherwise available in the public domain through no fault of the Company (except the filings as may be required by applicable U.S. federal and state “blue sky” securities laws, rules and regulations and the filing of the Restated Certificate with the Secretary of State of the State of Delaware).

(c)        The Company and the Investors hereby acknowledge that each of Baidu, Ford, Nikon and Hyundai may be engaged in, or invested in, businesses that could be perceived to be directly or indirectly competitive with the Company’s current or future operations and commercial relationships.  None of Baidu, Ford, Nikon or Hyundai shall not be liable to the Company or any other Investors for any claim arising out of, or based upon, (i) any and all of Baidu, Ford, Nikon or Hyundai’s commercial actions which could be perceived to be, or potentially are, directly or indirectly competitive to the Company’s current or future commercial relationships, (ii) any and all collaborations, partnerships, or investments by each of Baidu, Ford, Nikon or Hyundai with any entity which could be perceived to be, or potentially are, directly or competitive to the Company, or (iii) any and all actions taken by any officer or other representative of Baidu, Ford, Nikon or Hyundai to assist any such actions under (i) or (ii); provided, however, that nothing herein shall relieve Baidu, Ford, Nikon or Hyundai from liability associated with the unauthorized disclosure of the Company’s confidential information obtained pursuant to this Agreement.

3.13     Investor Competitors.

(a)        The Company and its Board shall not (i) sell or issue any debt instruments or any Shares, or grant any right, RSU, option or warrant to purchase or receive any securities of the Company (each, an “Issuance”) to any Investor Competitor (as defined below) or (ii) approve or permit (or otherwise record on its books or recognize) any Transfer (as such term is defined in that certain Amended and Restated First Refusal and Co-Sale Agreement, by and between the Company and the various parties thereto, dated as of the date hereof (the “ROFR Agreement”)) of any securities of the Company (including, without limitation, any restricted stock units (“RSUs”), options, warrants and any other convertible or exercisable securities, and the shares of capital stock issued pursuant to the exercise or conversion of such RSUs, options, warrants or convertible or exercisable securities) (each, a “Transfer Approval”) (x) held by any Significant Common Holder (as that term is defined in the ROFR Agreement) to any Investor Competitor and (y) held by any future permitted transferee(s) of securities held or hereinafter held by any Significant Common Holder (and any and all future permitted transferee(s) thereafter) to any Baidu Competitor (for clarity, any such securities Transferred to any future permitted transferee shall be subject to the transfer restrictions as set forth herein whether or not such future permitted transferee falls within the definition of the “Significant Common Holder” as defined in Section 1(g) of the ROFR Agreement); provided, however, that the terms of this Section 3.13 shall not apply to or otherwise restrict any Issuance or Transfer Approval made or provided in connection with a Liquidation Event (other than in connection with a Liquidation Event in which Alibaba Group Holding Limited, Tencent Holdings Limited, or Didi Chuxing (also known as “嘀嘀出行”), including their respective majority controlled subsidiaries, parent companies, sister companies that are under the control of the parent company of each such entity, successors, officers and directors (each a “Main Baidu Competitor”) is a party, in which case Section 3.13 shall continue to apply to the Significant Common Holders and any future transferee(s) of such Significant Common Holders’ securities) and each Investor acknowledges and agrees that, except in connection with a Liquidation Event in which a Main Baidu Competitor is a party, the Company and its Board are entitled to consummate any transaction constituting a Liquidation Event with an Investor Competitor without complying with this Section 3.13.

(b)        As used herein, “Investor Competitor” shall mean (x) Alibaba Group Holding Limited, Tencent Holdings Limited, Didi Chuxing (also known as “嘀嘀出行”) and such other entities as Baidu may inform the Company from time to time starting January 1, 2020 (each entity as described in this Section 3.13(b)(x), a “Baidu Competitor”); provided, that (i) Baidu may add additional entities to (or remove any one or more entities from) the definition of Baidu Competitor no more two (2) times in every twelve (12) consecutive months; (ii) the maximum number of entities that compose the Baidu Competitor definition may be no more than five (5), and (iii) the entities that compose the Baidu Competitor definition shall at all times be limited to those entities that have their actual principal place of business or primary operations in the People’s Republic of China, (y) Sony Corporation, Canon Inc. and Ricoh Company, Ltd. and (z) Denso Corporation, Robert Bosch GmbH and Veoneer Inc. (in each (x), (y) and (z), including their respective majority controlled subsidiaries, parent companies, sister companies that are under the control of the parent company of each such entity, successors, officers and directors).

(c)        To the extent any amendment to any agreement between the Company and any Significant Common Holder or any governing instrument of the Company is reasonably necessary to effectuate the purposes of this Section 3.13, the Company shall amend such agreement or instrument.  In addition, the Company shall not approve any Transfer Approval or otherwise enter into any Transfer agreement unless the permitted transferee(s) agree to terms set forth in this Section 3.13.

(d)        The Company shall not invite any person who is an employee or a consultant of or otherwise affiliated with any Investor Competitor to attend any meetings of the Board (including any committee thereof) as a Board observer or in any capacity.

(e)        The covenants set forth in this Section 3.13 shall terminate and be of no further force or effect upon the earlier to occur of (a) the consummation of a Qualified Public Offering, as such term is defined in the Restated Certificate, (b) the consummation of a Liquidation Event, as that term is defined in the Restated Certificate, provided, that, for clarity, the covenants shall apply to any Liquidation Event with a Main Baidu Competitor, or (c) (x) with respect to the rights of Baidu, the first date on which Baidu has ceased to hold (i) at least 1,000,000 shares of Series A Preferred Stock and (ii) at least 275,000 shares of Series B Preferred Stock (for clarity, Baidu’s rights under this Section 3.13 shall not terminate pursuant to this subsection (c) if (1) it holds at least 1,000,000 shares of Series A Preferred Stock but fewer than 275,000 shares of Series B Preferred Stock or (2) if it holds fewer than 1,000,000 shares of Series A Preferred Stock but at least 275,000 shares of Series B Preferred Stock), (y) with respect to the rights of Nikon, the first date on which Nikon has ceased to hold at least 275,000 shares of Series B Preferred Stock and (z) with respect to the rights of Hyundai, the first date on which Hyundai has ceased to hold at least 687,720 shares of Series B-1 Preferred Stock.

3.14     Notice of Litigation.  For so long as any Preferred Stock remains outstanding, the Company shall provide notice to the Investors promptly upon the filing of any material action, suit or proceeding by or against the Company.

4.         Miscellaneous.

4.1       Successors and Assigns.  Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities).  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.2       Governing Law.  This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

4.3       Counterparts; Facsimile.  This Agreement may be executed by electronic signature and in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument. Counterparts may be delivered by facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

4.4       Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

4.5       Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given upon the earlier to occur of actual receipt or: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All notices and other communications shall be sent to the Company at 5521 Hellyer Avenue, San Jose, CA 95138 USA, Attention: Chief Executive Officer, and to the other parties at the addresses set forth on Schedule A or Schedule B, as applicable (or at such other addresses as shall be specified by notice given in accordance with this Section 4.5).

4.6       Expenses.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

4.7       Entire Agreement; Amendments and Waivers.  This Agreement (including the Exhibits hereto, if any) constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Any term of this Agreement (other than certain sections of this Agreement specified below) may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Investors holding a majority of the Registrable Securities; provided, however, that in the event that such amendment or waiver adversely affects the obligations or rights of the Common Holders in a different manner than the other Holders, such amendment or waiver shall also require the written consent of the Common Holders holding a majority of the shares of Common Stock then held by all Common Holders.  Notwithstanding anything to the contrary, (i) this clause (i) and Section 1(c) and Sections 3.1(a)(vi) and 3.3(a) may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of Baidu, (ii) this clause (ii) and Section 3.3(b) may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of Ford, (iii) this clause (iii) and Section 3.3(c) may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of Nikon, (iv) this clause (iv) and Section 3.3(d) may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of Hyundai, (v) this clause (v) and Sections 3.8 (Right of Notice), 3.9 (Protection of Investors Rights), 3.12 (Investor Provisions) and 3.13 (Investor Competitors) may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of Ford (with respect to the rights applicable to Ford), Baidu (with respect to the rights applicable to Baidu), Nikon (with respect to the rights applicable to Nikon) or Hyundai (with respect to the rights applicable to Hyundai), and (vi) this clause (vi) and Sections 3.1 (Delivery of Financial Statements), 3.2 (Inspection) and 3.5 (Right of First Offer) may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Major Investors holding a majority of the Registrable Securities then held by all of the Major Investors.  Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities, each future holder of all such Registrable Securities and the Company. The Prior Agreement is hereby amended and restated in its entirety and shall be of no further force or effect.

4.8       Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

4.9       Aggregation of Stock.  All shares of Registrable Securities held or acquired by affiliated entities (including affiliated venture capital funds or venture capital funds under common investment management) or Persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

4.10     Additional Investors.  Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company’s Series B-1 Preferred Stock after the date hereof, pursuant to Section 1.2 of the Series B-1 Agreement, any purchaser of such shares of Series B-1 Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder.  No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

VELODYNE LIDAR, INC.

By:	/s/ David S. Hall
Name:	David S. Hall
Title:	Chief Executive Officer

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

FOR VELODYNE LIDAR, INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMMON HOLDER / FOUNDER:

David S. Hall
/s/ David S. Hall

Address:	c/o Velodyne LiDAR, Inc.
5521 Hellyer Avenue
San Jose, California 95138 USA

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

FOR VELODYNE LIDAR, INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

Hyundai Mobis Co., Ltd.

	By:	/s/ Youngsuk Ko
	Name:	Youngsuk Ko
	Title:	Vice President

Address:	203, Teheran-ro, Gangnam-gu, Seoul, 06141, KOREA

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

FOR VELODYNE LIDAR, INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

Nikon Corporation

	By:	/s/ Toshikazu Umatate
	Name:	Toshikazu Umatate
	Title:	Representative Director
President & CEO

Address:	Shinagawa Intercity Tower C, 2-15-3, konan, Minato-Ku, Tokyo 108-6290, Japan

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

FOR VELODYNE LIDAR, INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

Baidu (Hong Kong) Limited

	By:	/s/ Herman Yu
	Name:	Herman Yu
	Title:	Director

Address:

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

FOR VELODYNE LIDAR, INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

Baidu Holdings Limited

	By:	/s/ Herman Yu
	Name:	Herman Yu
	Title:	Director

Address:

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

FOR VELODYNE LIDAR, INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

Castor Holding Limited

By:	/s/ Sze Siu Fu
Name:	SZE SIU FU
Title:	PARTNER
Address:

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

FOR VELODYNE LIDAR, INC.

SCHEDULE A

SCHEDULE OF INVESTORS

Ford Motor Company

Baidu (Hong Kong) Limited

Nikon Corporation Baidu Holdings Limited Hyundai Mobis Co., Ltd.

Caster Holding Limited

S-1

SCHEDULE B

SCHEDULE OF COMMON HOLDERS

David S. Hall

S-2

EXHIBIT E

AMENDMENT TO AMENDED AND RESTATED IRA

Section 1(m) of the Amended and Restated IRA shall be amended and restated to read in its entirety:

(m) The term “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock and the shares of Acquiror Common Stock issued to a Holder in the merger among the Company, Graf Industrial Corp. (to be renamed Velodyne Lidar, Inc.) (“Acquiror”) and VL Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of

Acquiror (the “Merger Sub”) pursuant to that certain Agreement and Plan of Merger, dated as of

July 2, 2020, by and among the Company, the Acquiror and the Merger Sub (the “Merger”), (ii) the shares of Acquiror Common Stock issued to the Common Holders in the Merger; provided, however, that such shares of Common Stock shall not be deemed Registrable Securities for the purposes of Sections 2.1, 2.3, 2.11, 3.1, 3.2, 3.6 and 4.7 and (iii) any Common Stock of the Company or any shares of Acquiror Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i) and (ii) above, excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which his rights under Section 2 of this Agreement are not assigned. In addition, the number of shares of Registrable Securities outstanding shall equal the aggregate of the number of shares of Common Stock (or after the closing of the Merger, the Acquiror Common Stock) outstanding that are, and the number of shares of Common Stock (or after the closing of the Merger, the Acquiror Common Stock) issuable pursuant to then exercisable or convertible securities that are, Registrable Securities.

Section 2.1 of the Amended and Restated IRA shall be amended and restated to read in its entirety:

2.1       Request for Registration.

Subject to the conditions of this Section 2.1, if the Company  shall receive at any time after the earlier of (i) September 4, 2023 or (ii) six (6) months after the closing of the Merger, a written request from the Holders of fifty percent (50%) or more of the Registrable Securities then outstanding (for purposes of this Section 2.1, the “Initiating Holders”) that the Company file a registration statement under the Act covering the registration of Registrable Securities with an anticipated aggregate offering price of at least $50,000,000, then the Company shall, within twenty (20) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 2.1, use its commercially reasonable efforts to effect, as soon as practicable, the registration under the Act of all Registrable Securities that the Holders request to be registered in a written request received by the Company within twenty (20) days of the mailing of the Company’s notice pursuant to this Section 2.1(a).

Section 2.12 of the Amended and Restated IRA shall be amended and restated to read in its entirety to read:

2.12     Market “Stand-Off” Agreement.

(a)        Each Holder hereby agrees that it will not, without the prior written consent of the Acquiror during the period commencing on the date of the closing of the Merger (the “Closing Date”) and ending on the date that is six months from the Closing Date (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are then owned by the Holder or are thereafter acquired) held immediately prior to the effectiveness of the Registration Statement for such offering, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise. Any discretionary waiver or termination of the restrictions herein by the Company shall apply to all Holders subject to such agreements pro rata based on the number of shares subject to such agreements; provided, however, that such pro rata release shall not be required in the event that a waiver or termination is granted in connection with the registration or public offering of securities pursuant to a registration statement on Form S-1 filed with the U.S. Securities and Exchange Commission. Each Holder further agrees that it will not during the period commencing on the Closing Date and ending on the date that is six months from the Closing Date exercise any registration rights with respect to any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock..

If an undersigned stockholder is a corporation, partnership, limited liability company, trust or other business entity, such undersigned stockholder may effect a Transfer to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of such undersigned stockholder, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with such undersigned stockholder (a “Permitted Affiliate Transfer”), provided, that, as a condition to any such Permitted Affiliate Transfer, the affiliate transferee in each case shall agree to be bound by market stand-off restrictions equally as restrictive as those set forth in the foregoing resolution.

In order to enforce the foregoing covenant, Acquiror may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other Person subject to the foregoing restriction) until the end of such period.

(b)        Each Holder agrees that a legend reading substantially as follows shall be placed on all certificates representing all Registrable Securities of each Holder (and the shares or securities of every other Person subject to the restriction contained in this Section 2.12):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD, AS SET FORTH IN AN AGREEMENT BETWEEN THE

COMPANY AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER’S PRINCIPAL OFFICE.  SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.